                            ________________________

                            STOCK PURCHASE AGREEMENT
                            ________________________

                      dated as of the 24th day of May, 1996

                                 by and between

                  FIRST INTERSTATE BANCSYSTEM OF MONTANA, INC.

                                       AND

                              WELLS FARGO & COMPANY

                                       for

                        the outstanding capital stock of

                     FIRST INTERSTATE BANK OF MONTANA, N.A.
                                       and
                     FIRST INTERSTATE BANK OF WYOMING, N.A.

                                TABLE OF CONTENTS

RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
A.   BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
B.   SELLER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
C.   BANKS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
D.   SALE AND PURCHASE . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
E.   APPROVALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE I - Sale and Purchase of Shares. . . . . . . . . . . . . . . . . . .   2
     1.1  SALE AND PURCHASE OF SHARES. . . . . . . . . . . . . . . . . . . .   2
     1.2  PURCHASE PRICE . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     1.3  EFFECTIVE TIME . . . . . . . . . . . . . . . . . . . . . . . . . .   3
     1.4  CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

ARTICLE II - Representations and Warranties. . . . . . . . . . . . . . . . .   4
     2.1  REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . .   4
     2.2  REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . . .  14
     2.3  RIGHT TO CURE. . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     2.4  EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES . . . . . . . . . . .  17
     2.5  NO OTHER REPRESENTATIONS OR WARRANTIES . . . . . . . . . . . . . .  17

ARTICLE III - Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     3.1  CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME . . . . . . . . . .  18
     3.2  ACCESS TO INFORMATION. . . . . . . . . . . . . . . . . . . . . . .  20
     3.3  REASONABLE EFFORTS . . . . . . . . . . . . . . . . . . . . . . . .  21
     3.4  NOTICE OF CERTAIN MATTERS. . . . . . . . . . . . . . . . . . . . .  21

     3.5  NO SOLICITATION. . . . . . . . . . . . . . . . . . . . . . . . . .  22
     3.6  USE OF BANK INFORMATION. . . . . . . . . . . . . . . . . . . . . . .22
     3.7  PUBLICITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     3.8  BENEFIT PLANS. . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     3.9  TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     3.10 RIGHT TO CURE. . . . . . . . . . . . . . . . . . . . . . . . . . . .26

ARTICLE IV - Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     4.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE SALE . . . . .  26
     4.2  CONDITIONS TO OBLIGATION OF SELLER . . . . . . . . . . . . . . . .  27
     4.3  CONDITIONS TO OBLIGATION OF BUYER. . . . . . . . . . . . . . . . .  28

ARTICLE V - Termination, Amendment and Waiver. . . . . . . . . . . . . . . .  29
     5.1  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     5.2  EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . . . .  29
     5.3  WAIVER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE VI - Franchise Agreements and Name . . . . . . . . . . . . . . . . .  30
     6.1  CONTINUED USE OF FIRST INTERSTATE NAME, LOGO AND TRADEMARK . . . .  30
     6.2  MUTUAL RELEASE OF ALL CLAIMS . . . . . . . . . . . . . . . . . . .  30
     6.3  SEPARATE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . .  30
     6.4  NON-COMPETITION. . . . . . . . . . . . . . . . . . . . . . . . . .  30
     6.5  RESOLUTIONS OF CERTAIN RELATIONSHIPS . . . . . . . . . . . . . . .  31

ARTICLE VII - Post-Effective Time Provisions . . . . . . . . . . . . . . . .  32
     7.1  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . .  32
     7.2  LIMIT ON INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . .  32

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     7.3  NOTICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     7.4  SETTLEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     7.5  CONTROL DISBURSEMENT ACCOUNTS. . . . . . . . . . . . . . . . . . . .32
     7.6  DATA PROCESSING SERVICES . . . . . . . . . . . . . . . . . . . . . .33
     7.7  TRANSFER OF BANK BOOKS, RECORDS AND INFORMATION. . . . . . . . . . .33

ARTICLE VIII - Transferred Employees . . . . . . . . . . . . . . . . . . . . .33
     8.1  TRANSFERRED EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . . .33

ARTICLE IX - General Provisions. . . . . . . . . . . . . . . . . . . . . . .  36
     9.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . .  36
     9.2  INTERPRETATION OF CERTAIN TERMS. . . . . . . . . . . . . . . . . .  36
     9.3  EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
     9.4  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     9.5  HEADINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
     9.6  SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     9.7  ENTIRE AGREEMENT; INTERPRETATION . . . . . . . . . . . . . . . . .  38
     9.8  ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     9.9  NO THIRD-PARTY BENEFICIARIES . . . . . . . . . . . . . . . . . . .  38
     9.10 AMENDMENT: WAIVER. . . . . . . . . . . . . . . . . . . . . . . . .  38
     9.11 GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     9.12 COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     9.13 TIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                             INDEX OF DEFINED TERMS


Defined Term                                                             Section
------------                                                             -------

"Asset Classification" . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(i)
"Bank Common Stock". . . . . . . . . . . . . . . . . . . . . . . . . . Recital C
"Bank Property"  . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(r)(ii)
"Banks"  . . . . . . . . . . . . . . . . . . . . . . . . . . . Recital C; 9.2(a)
"BHC Act"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recital A
"Book Value of Shareholder's Equity" . . . . . . . . . . . . . . . . . 1.2(b)(i)
"Business" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1(r)(i)
"Buyer". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9.2(c)
"California State Section 338(h)(10) Election" . . . . . . . . . . . . 3.9(b)(i)
"Call Reports" . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(h)(ii)
"Closing"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.4(a)
"Code" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(q)(ii)
"Compensation Plans" . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(q)
"Confidentiality Agreement". . . . . . . . . . . . . . . . . . . . . . . .3.2(b)
"Contracts"  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(g)(ii)
"Control Disbursement Accounts". . . . . . . . . . . . . . . . . . . . . . . 7.5
"Customer Information" . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.6
"Dividends". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2(c)
"Effective Time" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.3

"Employees"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1(q)(i)
"Encumbrances" . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(d)(ii)
"Environmental Law"  . . . . . . . . . . . . . . . . . . . . . . . . . 2.1(r)(i)
"ERISA"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1(q)(i)
"ERISA Affiliate"  . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1(q)(i)
"Executive Officer". . . . . . . . . . . . . . . . . . . . . . . . . . .  9.2(d)
"Fair Lending Laws"  . . . . . . . . . . . . . . . . . . . . . . . . . 2.1(l)(i)
"FDI Act"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2.1(b)
"FDIC" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(b)
"Fed". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4.1(a)(iii)
"Fed Application". . . . . . . . . . . . . . . . . . . . . . . . . .  4.1(a)(ii)
"Final Settlement Payment" . . . . . . . . . . . . . . . . . . . . . .3.9(e)(ii)
"Financing". . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4.1(a)(i)
"Franchise Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.2
"FRB Approval" . . . . . . . . . . . . . . . . . . . . . . . . . . . . Recital E
"Governmental Entities". . . . . . . . . . . . . . . . . . . . . . . . .  2.1(f)
"Hazardous Substances" . . . . . . . . . . . . . . . . . . . . . . . . 2.1(r)(i)
"Insurance Policies" . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1(o)
"Intercompany Agreements". . . . . . . . . . . . . . . . . . . . . . 2.1(s)(iii)
"License Agreement". . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6.3
"Losses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7.1
"Material Adverse Effect"  . . . . . . . . . . . . . . . . . . . . . . . .2.4(b)
"OCC". . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1.2(c)

"Person" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2.1(c)
"Plans"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1(q)(i)
"Post-Closing Tax Period". . . . . . . . . . . . . . . . . . . . . . . 3.9(c)(i)
"Pre-Closing Tax Period" . . . . . . . . . . . . . . . . . . . . . .  3.9(c)(ii)
"Purchase Price" . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1.2(a)
"Representatives"  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3.2(a)
"Sale" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1.1
"Section 338(h)(10) Election". . . . . . . . . . . . . . . . . . . . . .  3.9(a)
"Securities Act" . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2.2(e)
"Seller" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9.2(b)
"Service Contracts'. . . . . . . . . . . . . . . . . . . . . . . . .  2.1(s)(iv)
"Shares" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Recital D
"State or Other Pre-Closing Tax Period". . . . . . . . . . . . . . . . 3.9(c)(i)
"Tax"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2.1(n)(i)
"Tax Sharing Agreement". . . . . . . . . . . . . . . . . . . . . . . . .  3.9(g)
"Termination Notice" . . . . . . . . . . . . . . . . . . . . . . . . . .  6.4(a)
"Transferred Employees". . . . . . . . . . . . . . . . . . . . . . . . .  8.1(a)
"Wyoming Commissioner" . . . . . . . . . . . . . . . . . . . . . . .   Recital E

     STOCK PURCHASE AGREEMENT, dated as of the 24th day of May, 1996, (this "Agreement"), by and between FIRST INTERSTATE BANCSYSTEM OF MONTANA, INC. ("Buyer") and WELLS FARGO & COMPANY ("Seller").


                                    RECITALS

     A. BUYER. Buyer has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Montana, with its principal executive offices located in Billings, Montana. Buyer is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act").

     B. SELLER. Seller has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware, with its principal executive offices located in San Francisco, California. Seller is a bank holding company registered under the BHC Act.

     C. BANKS. First Interstate Bank of Montana, N.A. and First Interstate Bank of Wyoming, N.A. ("Banks") are validly existing national banking associations organized under the laws of the United States, with their principal executive offices located in Kalispell, Montana and Casper, Wyoming, respectively. The Montana Bank has 664,608 authorized shares of common stock, par value $10.00 per share, and the Wyoming Bank has 11,751 authorized shares, par value $100.00 per share ("Bank Common Stock") (no other class or series of capital stock being authorized). Seller is the sole record and beneficial owner of all of the issued and outstanding shares of Bank Common Stock.

     D. SALE AND PURCHASE. At the Effective Time (as defined in Section 1.3), Seller intends to sell to Buyer and Buyer intends to buy from Seller all of the shares of Bank Common Stock then issued and outstanding (the "Shares").

     E. APPROVALS. The Boards of Directors of Buyer and Seller (at meetings duly called and held) have determined that this Agreement and the transactions contemplated hereby are in the best interests of Buyer and Seller, respectively. The sale and purchase of the Shares contemplated hereby are subject to the prior approval of the Board of Governors of the Federal Reserve System under Section 3 of the BHC Act (the "FRB Approval") and the state banking commissioner of the State of Wyoming (the "Wyoming Commissioner"), among other conditions specified herein.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                    ARTICLE I

                           SALE AND PURCHASE OF SHARES

     1.1 SALE AND PURCHASE OF SHARES. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, at the Effective Time, the Shares, free and clear of all Encumbrances (as defined in Section 2.1 (d)) (the "Sale").

     1.2  PURCHASE PRICE.

          (a)  AGGREGATE PURCHASE PRICE.     Subject to adjustments required
          under (b) below, the purchase price for the Shares (the "Purchase Price") shall be $72,000,000.00.

          (b)  TECHNICAL ADJUSTMENTS.    The Purchase Price shall be increased
          or decreased, as appropriate, on or before the 30th calendar day following the Effective Time by an amount equal to the amount by which the Book Value of Shareholder's Equity (as defined below) differs from the amount of such item required by Section 3.1(b)(i) of this Agreement. Any adjustments made pursuant to this subsection 1.2(b) shall be either (1) normal recurring accounting adjustments customarily made by the Banks following the end of an applicable accounting period; or (2) adjustments necessary for the correction of variances from generally accepted accounting principles or errors in the preparation of financial statements prepared or used for purposes of consummating the transactions contemplated by this Agreement; or
          (3) subject to 1.2(c) below, adjustments caused by a deficiency or overage in the Dividends (as later defined).

               (i) Seller shall, on or before the 20th calendar day following the Effective Time, provide to Buyer such financial statements and information prepared by Seller or Banks and used or useful in the calculation of the Book Value of Shareholder's Equity of the Banks as of the Effective Time. As used in this Agreement, the term "Book Value of Shareholder's Equity" shall mean the total of capital stock, surplus and undivided profits together with the tax-effected valuation reserve under FASB 115, determined in accordance with generally accepted accounting principles; PROVIDED, HOWEVER, (A) in calculating the Book Value of Shareholder's Equity, no effect shall be given to purchase accounting adjustments made by Seller after March 31, 1996, and
               (B) accounts related to current taxes payable and deferred tax liabilities shall be added and any balances in accounts relating to current taxes receivable or deferred tax assets shall be subtracted.

               (ii) Either Buyer or Seller may request an adjustment to Purchase Price by providing a written notice to the other party setting forth the amount of any proposed adjustment and the reasons for such adjustment.

          (c) DIVIDENDS. Seller shall cause Banks to declare and pay prior to the Effective Time dividends, reasonably estimated to reduce the Book Value of Shareholder's Equity at the Effective Time to the amount identified in Section 3.1(b)(i) (the "Dividends"). If the Dividends are subject to the approval of the Comptroller of the Currency (the "OCC") and the OCC declines to authorize the Dividends, in whole or in part, then the Purchase Price will be increased by an amount equal to the unpaid Dividends; PROVIDED, HOWEVER, the increase in Purchase Price shall not exceed $1,000,000.00.

          (d)  DISPUTE RESOLUTION.    Any disputes as to adjustments made
          pursuant to this Section 1.2 shall be resolved by KPMG Peat Marwick LLP ("PEAT"). The parties acknowledge that PEAT is the principal accountant for both Buyer and Seller. The parties jointly and severally waive any claim of conflict of interest as to the involvement of PEAT in the dispute resolution process and agree that PEAT's determination shall be final and binding upon the parties.

     1.3  EFFECTIVE TIME.     Buyer and Seller each will use reasonable efforts
to cause the Sale to become effective at 11:59 p.m. Mountain time on the last day of the month in which occurs satisfaction or waiver of the last of the conditions specified in Section 4.1. Notwithstanding the foregoing, Buyer and Seller may cause the Sale to become effective on such earlier or later day or time following the satisfaction or waiver of such conditions as they may agree in writing. The date and time when the Sale shall become effective are herein referred to as the "Effective Time".

     1.4  CLOSING.

          (a) TIME AND PLACE. The closing of the Sale (the "Closing") shall take place at the offices of Seller or such other place as the parties may agree upon at 10:00 a.m., Pacific time, on the next business day following the date on which the Effective Time occurs.

          (b) DELIVERIES BY SELLER. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

               (i) Certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank in proper form for transfer; and

               (ii) The certificates to be delivered pursuant to Section 4.3(a) and (b); and

               (iii) The opinion of counsel to be delivered pursuant to Section 4.3(c);

               (iv) Evidence of the removal or resignations of directors pursuant to Section 4.3(d).

          (c) DELIVERY BY BUYER. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

               (i) The Purchase Price by wire transfer in immediately available funds to an account designated by Seller; and

               (ii) The certificates to be delivered pursuant to Section 4.2(a) and (b); and

               (iii) The opinion of counsel to be delivered pursuant to Section 4.2(c).


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     2.1 REPRESENTATIONS AND WARRANTIES OF SELLER. Subject to Section 2.3 and except as set forth in the relevant Schedules, Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Effective Time:

          (a) RECITALS TRUE. The statements of fact set forth in Recitals B, C and E of this Agreement with respect to Seller are true.

          (b) ORGANIZATION AND QUALIFICATION OF BANKS. Banks have the requisite corporate power and authority to own or lease their properties and assets and to carry on their business as it is now being conducted and are duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification. Banks are an "insured depository institution" as defined in the Federal Depository Insurance Act, as amended (the "FDI Act"), and applicable regulations thereunder, having its deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"), subject to applicable FDIC coverage limitations. Seller has made available to Buyer a complete and correct copy of the articles of association and bylaws of Banks and each of Banks' respective subsidiaries, each as amended to date and currently in full force and effect.

          (c) SUBSIDIARIES. Schedule 2.1(c) lists all of the subsidiaries of Banks and the amount and percent of Seller's stock ownership, thereof; except as so listed, neither Banks nor any of their subsidiaries own any stock, partnership, joint venture or limited liability company interest or any other equity security issued by any other corporation, organization or other entity (collectively, together with any individual, a "Person") other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith.
          Each of Banks' subsidiaries is a corporation in good standing under the laws of the jurisdiction in which such subsidiary is incorporated and is duly qualified to do business and in good standing in each jurisdiction where the properties owned, leased or operated, or the business conducted, by such subsidiary require such qualification. Each of Banks' subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

          (d)  CAPITAL STOCK.

               (i) All of the issued and outstanding shares of capital stock of Banks and each subsidiary of Banks have been duly authorized and are validly issued, fully paid and nonassessable.

               (ii) Seller has good and marketable title to the Shares, free and clear of all liens, pledges, security interests, claims, proxies, subscriptive rights or other encumbrances or restrictions of any kind (collectively, "Encumbrances"). Banks or a subsidiary of Banks are the sole record and beneficial owners of the shares of capital stock of each subsidiary of Banks, free and clear of all Encumbrances. There are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of Seller, Banks or any of their subsidiaries of any character relating to the issued or unissued capital stock or other securities of Banks or any of their subsidiaries (including, without limitation, those relating to the issuance, sale, purchase, redemption, conversion, exchange, redemption, voting or transfer thereof), nor are there any stock appreciation, phantom or similar rights based upon the book value or other attribute of Banks' capital stock.

          (e) CORPORATE AUTHORITY. Seller has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, and this Agreement is a valid and legally binding agreement of it enforceable in accordance with the terms hereof.

          (f) GOVERNMENTAL FILINGS. Except as disclosed in Schedule 2.1(f), other than the FRB Approval, the approval of the Wyoming Commissioner as may be required under Wyoming law, and the OCC, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any domestic or foreign governmental or regulatory authority, agency, court, commission or other entity (collectively, "Governmental Entities"), in connection with the execution, delivery or performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereby.

          (g) NO CONFLICTS. The execution, delivery and performance of this Agreement by Seller do not and will not, and (upon receipt of the FRB Approval and the expiration of any related waiting period) the consummation by it of any of the transactions contemplated hereby will not, with or without the giving of notice, the lapse of time or both:

               (i) Conflict with or violate Seller's certificate of incorporation or bylaws, Banks' articles of association or bylaws or the comparable governing instruments of any of Banks' subsidiaries;

               (ii) Except as set forth on Schedule 2.1(g)(ii), violate or breach, or constitute or result in a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation (collectively, "Contracts") of Seller, Banks or any of Banks' subsidiaries;

               (iii) Except as disclosed in Schedule 2.1(g)(iii), conflict with, violate or breach any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Seller, Banks or any of Banks' subsidiaries are subject; or

               (iv) Except as set forth on Schedule 2.1(g)(iv), result in any acceleration of, or change in, the rights or obligations of any party under any Contracts of Seller, Banks or any of Banks' subsidiaries.

          (h)  REPORTS AND FINANCIAL STATEMENTS.

               (i) With respect to periods since December 31, 1994, Banks and each of their subsidiaries have filed all reports and statements, together with any amendments required to be filed with respect thereto, that they were required to file with (A) the OCC, (B) the FDIC and (C) any other applicable federal or state banking, insurance or other regulatory authorities, and, as of their respective dates (and, in the case of reports or statements filed prior to the date hereof, without giving effect to any amendments or modifications filed after the date of this Agreement), such reports and statements, including the financial statements and exhibits thereto, complied (or will comply, in the case of reports or statements filed after the date of this Agreement) with all applicable statutes, rules and regulations.

               (ii) Seller has delivered to Buyer each Consolidated Report of Condition (including Domestic and Foreign Subsidiaries) filed by Banks with the OCC with respect to periods since January 1, 1996, and will promptly deliver each such report filed after the date hereof (collectively, the "Call Reports").

               (iii) Except as disclosed in Schedule 2.1(h)(iii), each of Banks' consolidated balance sheets included in their Call Reports fairly presents (or, in the case of Call Reports prepared after the date of this Agreement, will fairly present) the consolidated financial position of Banks and their subsidiaries as of the date of such balance sheet and each of the consolidated income statements and statement of changes in equity capital included in their Call Reports fairly presents (or, in the case of Call Reports prepared after the date of this Agreement, will fairly present) the consolidated results of operations and retained earnings, as the case may be, of Banks and their subsidiaries for the periods set forth therein in each case in accordance with the regulatory accounting principles consistently applied during the periods involved, except as may be noted therein and except for normal adjustments made at year end only.

               (iv) The financial information provided to Buyer by Seller and identified on Schedule 2.1(h)(iv) was true and correct (A) as of the date stated with respect to such financial information, or
               (B) if no date is stated, then as of the date the information was provided to Buyer.

               (v) Except as set forth on Schedule 2.1(h)(v), Banks have no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether or not required to be shown on a balance sheet prepared in accordance with regulatory accounting principles, except as are shown or reflected in the Call Reports.

               (vi) The aggregate Banks' allowance for loan and lease losses of the Banks shall, as of the Effective Time, be the amount set forth on Schedule 2.1(h)(vi).

          (i) ASSET CLASSIFICATION. Schedule 2.1(i) sets forth a list, accurate and complete in all respects, of the aggregate amounts of loans, extensions of credit and individual loans or extensions of credit and other assets of the respective Bank and its subsidiaries with a principal balance in excess of $250,000.00 that have been criticized or classified as of March 31, 1996, by the respective Bank, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified or criticized as of the date hereof by a representative of any Governmental Entity as "Other Loans Especially Mentioned", "Substandard", "Doubtful", "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or its subsidiaries prior to the date hereof.

          (j) ABSENCE OF CERTAIN EVENTS AND CHANGES. Since the date of the most recent Call Report filed by Banks before the date of this Agreement, Banks and their subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and, without giving effect to Section 2.4(a)(i) or to
          Section 2.4(b), there has not been any change or development affecting the business of the Banks.

          (k) PROPERTIES. Except as disclosed or reserved against in its Call Reports or as disclosed in Schedule 2.1(k), Banks and their subsidiaries have good and marketable title, free and clear of all Encumbrances (other than Encumbrances for current taxes not yet delinquent or pledges to secure deposits) to all of the properties and assets, tangible or intangible, reflected in their Call Reports as being owned by them or their subsidiaries as of the dates thereof.
          All buildings and all fixtures, equipment and other property and assets that relate to Banks' business on a consolidated basis are held under leases or subleases by them or their subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general equity principles).

          (l)  COMPLIANCE WITH LAWS.  Banks and each of their subsidiaries:

               (i) Except as disclosed in Schedule 2.1(l)(i), are in compliance, in the conduct of their business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the National Bank Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws or other laws relating to discrimination (collectively, the "Fair Lending Laws");

               (ii) Except as disclosed in Schedule 2.1(l)(ii) have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities, that are required in order to permit them or such subsidiary to carry on their business as it is presently conducted;

               (iii) Have not received notification or communication from any Governmental Entity (including the OCC and any other bank, insurance and securities regulatory authorities) or the staff thereof, which remains in effect (A) asserting that it or any of its subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Entity enforces;
               (B) threatening to revoke any license, franchise, permit or governmental authorization; or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance;

               (iv) Are not required to give prior notice to any federal banking agency of the proposed addition of any individual to its board of directors or the employment of an individual as a senior executive;

               (v) Are not subject to the limitations on acceptance of deposits set forth in Section 29 of the FDI Act; and

               (vi) With respect to Banks, have been assigned a rating of "satisfactory record of meeting community credit needs" or higher in its most recent examination under Section 4 of the Community Reinvestment Act (no subsidiary of Banks being an "insured depository" as defined in the FDI Act).

          (m) LITIGATION. Except as set forth on Schedule 2.1(m), there are no criminal or administrative investigations or hearings of, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings of, before or by any Person (including any Governmental Entity) pending or, to the knowledge of Seller's Executive Officers, threatened, against Banks or any of their subsidiaries (including, without limitation, under any of the Fair Lending Laws) and neither Seller nor any of its subsidiaries (nor any officer, director, controlling person or property of it or any of its subsidiaries) is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, without limitation, the OCC and the FDIC) or the supervision or regulation of Banks or any of their subsidiaries and neither Seller nor any of its subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

          (n)  TAXES.

               (i) The term "Tax" includes any tax or similar governmental charge, impost or levy (including, without limitation, income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, employee withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax or interest, imposed by the United States or any state, county, provincial, local or foreign government or subdivisions or agency thereof.

               (ii) Each Bank has timely filed or will file (or, where appropriate, its respective parent has timely filed or will file) all required tax returns and has paid all Taxes due, payable or owed for all periods for which returns are required to be filed, other than Taxes contested in good faith. Schedule 2.1(n) attached hereto lists the date or dates through which the

               Internal Revenue Service and any other governmental entity have examined the United States federal income tax returns and state or local income or franchise tax returns of each Bank. Except as set forth on Schedule 2.1(n)(ii) attached hereto, (a) no governmental entity has, during the past three years, examined or is in the process of examining any Tax returns of either Bank,
               (b) no governmental entity has proposed any deficiency, assessment, or claim for Taxes against either Bank; and (c) neither Seller nor either Bank has requested nor been granted any extension of the time for filing any tax return.

          (o) INSURANCE. Schedule 2.1(o) lists each insurance policy maintained by Banks, their respective subsidiaries or by Seller or a Seller affiliate with respect to Banks or their subsidiaries (the "Insurance Policies"). All such policies are in full force and effect and none of Banks, their subsidiaries or Seller are in default with respect to their obligations under the Insurance Policies.

          (p) LABOR MATTERS. Neither Banks nor any of their subsidiaries are a party to, or are bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor are Banks or any of their subsidiaries the subject of any proceeding asserting that they or any such subsidiary have committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving Banks or any of their subsidiaries pending or, to the knowledge of Seller's or Banks' Executive Officers, threatened, nor are Seller's or Banks' Executive Officers aware of any activity involving Banks' or any of their subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

          (q)  EMPLOYEE BENEFITS.

               (i) Schedule 2.1(q) sets forth, as of the date of this Agreement, a true and complete list of each employee benefit plan, arrangement or agreement (the "Plans") that covers employees or former employees (the "Employees") of Banks and their subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Banks would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). True and complete copies of the Plans have been made available to Buyer.

               (ii) All of Banks' and their ERISA Affiliates' employee benefit Plans, within the meaning of Section 3(3) of ERISA, covering Employees have been operated and administered in all respects in accordance with applicable laws, including but not limited to ERISA and the Internal Revenue Code (the "Code") and each of the Plans which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to be "qualified" under Section 401(a) of the Code is so qualified. There are no pending, threatened or anticipated claims (other than routine claims for benefits) by, or on behalf of or against any of the Plans or any trusts related thereto. Since January 1, 1994, neither Banks nor an ERISA Affiliate have engaged in a transaction in connection with which Banks or an ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

               (iii) All required contributions which are due from Banks have either been made or properly accrued and no Plan has an accumulated or waived funding deficiency within the meaning of
               Section 412 of the Internal Revenue Code or Section 302 of ERISA. Neither the Seller or an ERISA Affiliate has incurred, directly or indirectly, any liability (including material contingent liability) to or on account of a Plan pursuant to Title IV of ERISA. No proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA. A "reportable event", as such term is defined in Section 4043(b) of ERISA has occurred with respect to each of the Plans that is subject to Title IV of ERISA which, due to the merger of First Interstate Bancorp with and into Seller, are now sponsored by the Seller's controlled group. No condition exists which would result in any liability to Seller with respect to any Plan. The current value of the assets of each of the Plans that is subject to Title IV of ERISA, based upon the actuarial assumptions (to the extent reasonable) presently used by such Plan, exceeds the present value of the accrued benefits under such Plan. Neither Banks or any of their subsidiaries has any actual or potential liability for any complete or partial withdrawal within the meaning of Sections 4201, 4203 or 4205 of ERISA (and there would be no such liability assuming a complete or partial withdrawal from all the Plans at the Effective Time) with respect to any Plan.

               (iv) With respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits. No liability under Title IV of ERISA has been incurred by Banks or an ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Banks or any ERISA Affiliate of incurring a liability thereunder. A "reportable event," as such term is defined in Section 4043(b) of ERISA has occurred with respect to each of the Plans that is subject to Title IV of ERISA which, due to the merger of First Interstate Bancorp with and into Seller, are now sponsored by the Seller's controlled group. No Plan is a

               "multi-employer pension plan," as such term is defined in Section 3(37) of ERISA. All contributions or other amounts payable by Banks as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and
               Section 412 of the Code.

               (v) Neither Banks or their subsidiaries have any actual or potential liability for benefits after separation from employment of any employee other than (A) as provided for in Article VIII of this Agreement or (B) health care continuation benefits described in Section 4980B of the Internal Revenue Code or ERISA Title I, Subtitle B, Part G.

               (vi)  No employee of Banks or their subsidiaries is absent due to
               (A) a disability that currently entitles the employee to benefits under any long-term disability policy provided by Seller or Banks or (B) military service.

          (r)  ENVIRONMENTAL MATTERS.

               (i) For purposes of this Section 2.1(r), the following terms shall have the indicated meaning:

               "BUSINESS" means the business conducted by Banks and their subsidiaries.

               "ENVIRONMENTAL LAW" means any law, regulation, order or decree relating to Hazardous Substances or the protection of the environment.

               "HAZARDOUS SUBSTANCES" means substances which are listed or classified pursuant to any Environmental Law, including any petroleum products or byproducts, polychlorinated biphenyls ("PCBs"), radioactive materials or radon gas.

               (ii) Except as disclosed in Schedule 2.1(r)(ii), Banks and each of their subsidiaries, and each property owned by the Banks or their subsidiaries (collectively, "Bank Property"), are in compliance with applicable Environmental Laws.

               (iii) There are no pending claims, actions, or proceedings involving Banks or any of their subsidiaries relating to:

                     A. An asserted liability of Banks or any of their subsidiaries under any Environmental Law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation pursuant to any Environmental Law;

                     B. The handling, storage, use, transportation, removal or disposal of Hazardous Substances;

                     C. The discharge, release or emission of Hazardous Substances from, on or under or within Bank Property into the air, water, surface water, ground water, land surface or subsurface strata; or

                     D. Personal injuries or damage to property caused by a release of Hazardous Substances.

               (iv) Except as disclosed on Schedule 2.1(r)(iv), to the knowledge of Sellers' and Banks' Executive Officers, no Hazardous Substances have been used, handled, stored, released or emitted by Banks or one of their subsidiaries at or on any Bank Property except in compliance with applicable Environmental Laws and as would not be reasonably expected to create conditions requiring remediation under any Environmental Law.

               (v) No part of any Bank Property is scheduled for investigation or monitoring pursuant to any Environmental Law.

          (s)  MATERIAL AGREEMENTS.

               (i) Except for this Agreement or as disclosed in Schedule 2.1(s)(i), neither Banks nor any of their subsidiaries (A) is a party to any written or oral contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, or relating to severance pay for any such person, (B) is a party to any written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement that has been entered into in the ordinary course of business for normal funding purposes and that provides a repurchase date 30 days or less after the purchase date, (C) is a party to any (1) contract or group related contracts with the same party for the purchase or sale of products or services under which the undelivered balance of such products and services has a purchase price in excess of $50,000.00 for any individual contract or $100,000.00 for any group of related contracts in the aggregate, (2) other agreement that was not entered into in the ordinary course of business or (D) has any commitments for capital expenditures in excess of $100,000.00.

               (ii) None of Banks nor any of their subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument.

               (iii) Schedule 2.1(s)(iii) sets forth each contract, agreement or obligation by, between or among Banks, or either of them, and Seller or any indirect or direct subsidiary of Seller; excluding, however, (A) contracts, agreements or obligations by and between Banks and their respective subsidiaries, (B) loan participations purchased or sold and otherwise reflected on the Banks' books and records, and (C) all Tax Sharing Agreements referred to in
               Section 3.9(g) (collectively the "Intercompany Agreements").

               (iv) Schedule 2.1(s)(iv) sets forth each contract, agreement or other arrangement to which Banks are not a party but pursuant to which Banks receive services necessary to the business of the Banks or under which Banks are obligated to make payments (the "Service Contracts").

          (t) KNOWLEDGE AS TO CONDITIONS. Sellers' and Banks' Executive Officers know of no reason why the FRB Approval and, to the extent necessary, any other approvals, authorizations, filings, registrations and notices should not be obtained without the imposition of any condition or restriction described in the proviso to Section 4.1(a).

          (u) BROKERS AND FINDERS. None of Seller, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein.

          (v)  ADMINISTRATION OF FIDUCIARY OBLIGATIONS.  Except as disclosed on
          Schedule 2.1(v), Banks and their respective subsidiaries (i) have each properly administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation; and (ii) have maintained true and correct accountings which properly and accurately reflect the assets of such fiduciary accounts; and (iii) have not committed any breach of trust with respect to any such fiduciary account.

     2.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Subject to Section 2.4, as of the date of this Agreement and as of the Effective Time and except as set forth in Buyer's Schedules, Buyer hereby represents and warrants to Seller that:

          (a) RECITALS TRUE. The statements of fact set forth in Recitals A and E of this Agreement with respect to Buyer are true.

          (b) CORPORATE AUTHORITY. Buyer has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this

          Agreement, and this Agreement is a valid and legally binding agreement of it enforceable in accordance with the terms hereof.

          (c) GOVERNMENTAL FINDINGS. Other than the FRB Approval and approval by the Wyoming Commissioner, no notices, reports or other filings are required to be made by Buyer with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Buyer from any Governmental Entity in connection with the execution, delivery or performance of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby.

          (d) NO CONFLICTS. The execution, delivery and performance of this Agreement by Buyer do not and will not, and (upon receipt of the FRB Approval and approval of the Wyoming Commissioner, the expiration of any related waiting period) the consummation by it of any of the transactions contemplated hereby will not, with or without the giving of notice, the lapse of time or both:

               (i) Conflict with or violate Buyer's certificate of incorporation or bylaws;

               (ii) Violate or breach, or constitute or result in a default under, any Contracts of Buyer;

               (iii) Conflict with, violate or breach any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Buyer is subject; or

               (iv) Result in any acceleration of, change in the rights or obligations of any party under any Contracts of Buyer.

          (e) SECURITIES ACT. Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2.11 of the Securities Act of 1933, as amended (the "Securities Act") or in any manner that would be in violation of the Securities Act. Buyer has not, directly or indirectly, offered the Shares to anyone or solicited any offer to buy the Shares from anyone, so as to bring such offer and sale of the Shares by Buyer within the registration requirements of the Securities Act. Buyer will not sell, convey, transfer or offer for sale any of the Shares except upon compliance with the Securities Act and any applicable state securities laws or pursuant to any exemption therefrom.

          (f) FINANCING. Prior to September 1, 1996 (and without regard to the provisions of Section 2.3), Buyer will have obtained commitments for debt and/or equity financing sufficient to pay the Purchase Price and to purchase the Shares on the terms and conditions of this Agreement, which commitments shall be subject only to conditions reasonably acceptable to Seller.

          (g) LITIGATION. There are no criminal or administrative investigations or hearings of, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings of, before or by any Person (including any Governmental Entity) pending or, to the knowledge of its Executive Officers, threatened against Buyer or any of its subsidiaries (including, without limitation, under any of the Fair Lending Laws); and neither Buyer nor any of its subsidiaries (nor any officer, director, controlling person or property of it or any of its subsidiaries) is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, without limitation, the OCC and the FDIC) or the supervision or regulation of it or any of its subsidiaries, and neither Buyer nor any of its subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

          (h) BROKERS AND FINDERS. None of Buyer, its subsidiaries or any of their offices, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein.

          (i) KNOWLEDGE AS TO CONDITIONS. Buyer's Executive Officers know of no reason why the FRB Approval and the approval of the Wyoming Commissioner and, to the extent necessary, any other approvals, authorizations, filings, registrations and notices should not be obtained without the imposition of any condition or restriction described in the proviso to Section 4.1(a).

          (j) CRA RATING. Buyer and each of Buyer's subsidiary banks have been assigned a rating of "satisfactory record meeting community credit needs" in its most recent examination under Section 4 of the Community Reinvestment Act.

     2.3  RIGHT TO CURE.     Seller and Buyer shall each have the right, but not
the obligation, to cure a breach of any representation or warranty contained in this Article II. Any breach must be cured within 30 days from the date the curing party learns of the breach or is advised in writing by the other party that a breach of a representation or warranty has occurred. Any breach which cannot be cured within 30 days may nonetheless be cured after the expiration of the 30-day period; PROVIDED, HOWEVER, that reasonable efforts to cure the breach have been commenced within the 30-day period and, PROVIDED further, that the breach has been cured prior to December 2, 1996. Neither party shall have the right to terminate this Agreement pursuant to the provisions of Article V on account of a breach of any representation or warranty which has been cured in accordance with the provisions of this Section 2.3.

     2.4  EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES.

          (a) On or prior to the date hereof, Buyer has delivered to Seller and Seller has delivered to Buyer the Schedules setting forth, among other things, exceptions to any or all of its representations and warranties in this Article II; PROVIDED, that (i) no such exception is required to be set forth in a Schedule if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 2.4(b) and (ii) the mere inclusion of any exception in a Schedule shall not be deemed an admission by a party that such exception represents a material fact, event or circumstance or would result in a Material Adverse Effect and
          (iii) the delivery by either party of a corrected or amended Schedule after the date of this Agreement shall not have the effect of curing or correcting any prior breach or other failure of any representation or warranty made by such party.

          (b) No representation or warranty of Buyer or Seller contained in this Article II shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all similar facts, circumstances or events, would not have a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means an effect which (i) is materially adverse to the business, financial condition, results of operations or prospects of Buyer, Seller or the Banks or the respective individual Bank and its subsidiaries as the context may dictate, (ii) significantly and adversely affects the ability of Buyer or Seller, as the context may dictate, to consummate the transactions contemplated hereby or to perform its material obligations hereunder, or (iii) enables any Person to prevent the consummation of the transactions contemplated hereby; PROVIDED, HOWEVER, that any effect resulting from
          (A) actions or omissions of Buyer or Seller taken with the prior consent of the other party in contemplation of the transactions provided for herein or (B) circumstances affecting the banking industry in Montana and Wyoming generally shall be deemed not to be a Material Adverse Effect.

     2.5 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article II, none of Buyer, Seller or any other Person makes any other express or implied representation or warranty on behalf of or with respect to Buyer or Seller, and Buyer and Seller hereby disclaim any such representation or warranty, whether by Buyer, Seller or any other Person, with respect to the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, Buyer or Seller (notwithstanding the delivery of disclosure to the other party hereto or any other Person of any documentation or other information by Buyer, Seller or any other Person with respect to any one or more of the foregoing).

                                   ARTICLE III

                                    COVENANTS

     3.1 CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME. Seller agrees that, from and after the date hereof until the Effective Time, except insofar as Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld) or except as otherwise expressly contemplated by this Agreement or set forth in Schedules provided to Buyer:

          (a) It shall cause Banks to use all reasonable efforts to (i) in all material respects, operate their business only in the ordinary course;
          (ii) preserve intact their business organization; (iii) maintain their properties in sufficient operating condition and repair to enable them to operate in all material respects their business in the manner in which they are currently operated; and (iv) keep and maintain the Insurance Policies in full force and effect.

          (b)  Banks shall not:

               (i) Declare, set aside or pay any dividends payable in cash, property or otherwise with respect to the Shares which have the effect of reducing at the Effective Time the Book Value of Shareholder's Equity (as defined in Section 1.2(b)(i) below $19,272,886.00 for First Interstate Bank of Montana, N.A. and below $16,559,547.00 for First Interstate Bank of Wyoming, N.A.;

               (ii) Take any action the effect of which is to reduce the aggregate Banks' allowance for loan and lease losses to an amount, as of the Effective Time, less than the amount set forth on Schedule 2.1(h)(vi) or to reduce the Montana Bank loan loss reserve below $2,000,000.00;

               (iii) Issue, sell or deliver any shares of their capital stock or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or other rights to subscribe to or acquire, any shares of their capital stock;

               (iv) Effect any recapitalization, reclassification, stock dividend, stock split or like exchange in capitalization;

               (v)   Amend their articles of association or bylaws;

               (vi) Merge or consolidate with or, except as a result of foreclosure or repossession in the ordinary course of banking business, acquire substantially all of the assets or make any material investment in the stock or securities of any other Person or close any banking offices existing as of the date of this Agreement;

               (vii) Sell, transfer, lease or encumber a material amount of assets except in the ordinary course of business other than (A) the sale and transfer of student loans held by Banks to Seller or an affiliate of Seller prior to the Effective Time at a reasonable arm's-length value, and (B) transfer of Control Disbursement Accounts (as defined in and contemplated by Section 7.5);

               (viii) Grant to any director, officer, employee or consultant any material increase in compensation or benefits;

               (ix) Grant any severance or termination pay to, or enter into or amend any employment or severance agreement with, any Person, other than termination pay paid in the ordinary course of business to officers or employees;

               (x) Adopt any new or amend any existing Compensation Plans (including, without limitation, profit sharing, bonus, director and officer incentive compensation, retirement, medical, hospitalization, life or other insurance plans, agreements and commitments), except for amendments or modifications necessary to comply with applicable law;

               (xi) Incur any material amount of indebtedness other than in the ordinary course of business consistent with past practice; PROVIDED, HOWEVER, Banks shall not engage in any hedging practices, derivatives speculation or other similar activities);

               (xii) Make any change in accounting principles, charge-off policies, loan loss reserve policies, or methods from those currently employed, except as required by generally accepted accounting principles or applicable regulatory requirements or fail to take any action appropriate under such policies, including, without limitation, to charge-off loans or make provisions to the loan loss reserves;

               (xiii) Grant any mortgage or security interest in, or make any pledge of, or permit any Encumbrance to be placed on, any material amount of its assets or properties other than in the ordinary course of business;

               (xiv) Take any action that is intended or may reasonably be expected to result in a breach or violation of any of the representations and warranties contained in this Agreement or would cause any condition to the transactions contemplated hereby not to be satisfied, except, in every case, as may be required by law;

               (xv) Accelerate, terminate or cancel any material contract, lease or license other than in the ordinary course of business; or

               (xvi)  Agree or commit to do any of the foregoing.

     3.2  ACCESS TO INFORMATION.

          (a) From the date hereof until a date 75 days following the Closing, upon reasonable notice, Seller shall, and shall cause its employees, auditors and agents (collectively, its "Representatives") and the Representatives of the Banks to, (i) afford Representatives of the Buyer reasonable access, during normal business hours, to the offices, properties of the Banks and books and records of Banks and of Seller (to the extent such books and records relate to Banks), and (ii) furnish to Representatives of Buyer such additional financial and operating data and other information regarding the assets, properties, goodwill and business of the Banks as Buyer may from time to time reasonably request; PROVIDED, HOWEVER, that such investigation shall not unreasonably interfere with any of the businesses or operations of Seller, Banks or any of their subsidiaries.

          (b) Without limiting or modifying any of the terms, provisions, and conditions of a Confidentiality Agreement between the parties dated April 18, 1996 and amended May 2, 1996 ("Confidentiality Agreement"), the terms of which are incorporated herein by reference, each of Buyer and Seller agree that it will not, and will cause its Representatives and the Representatives of its subsidiaries not to, use any nonpublic information obtained from the other party in connection with or relating to this Agreement, the investigation leading up to its execution or the transactions contemplated hereby (including, without limitation, by Buyer pursuant to Section 3.2(a)) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Pending consummation of the transactions herein contemplated, each of Buyer and Seller agrees that it will keep confidential, and will cause its and its subsidiaries' Representatives to keep confidential, all nonpublic information and documents so obtained from the other party; PROVIDED, that the obligation to keep such information or documents confidential shall not apply to (i) any information or document that (A) was already in Buyer's or Seller's possession prior to the disclosure thereof by the other party, (B) was then generally known to the public, (C) became known to the public through no fault of Buyer or Seller, as the case may be, or (D) was disclosed to Buyer or Seller, as the case may be, by a third party not bound by an obligation of confidentiality or (ii) disclosure (A) required by law, governmental or regulatory authority,
          (B) reasonably necessary for seeking and obtaining regulatory approval of the transactions contemplated by this Agreement, and (C) subject to the reasonable consent of Seller, disclosure by Buyer in connection with solicitation and issuance of debt or equity instruments in furtherance of the transactions contemplated by this Agreement. Upon any termination of this Agreement, each party will collect and deliver to the other party all nonpublic documents obtained by it or any of its or its subsidiaries' Representatives then in their possession (other than documents of the type described in the proviso to the preceding sentence) and any copies thereof and destroy or cause to be destroyed all notes, memoranda or other documents in the possession of it or its subsidiaries' Representatives containing or reflecting any nonpublic information obtained from the other party (other than information of the type described in the proviso to the preceding sentence), except to the extent that any such information may be embodied in minutes of the meetings of such party's Board of Directors or in filings, reports or submissions to or with any Governmental Entity. Promptly after any such termination, each of Buyer and Seller shall deliver to the other a certificate signed on its behalf by a senior officer to the effect of its compliance with the agreements of it set forth in the preceding sentence. Any information received by either party under, or prior to the execution of, this Agreement and accorded confidentiality shall not be used by such party to the competitive detriment of the party providing such information. The provisions of this Section 3.2(b) and the Confidentiality Agreement shall survive the termination of this Agreement.

          (c) Seller acknowledges Buyer is required to cause an audit of the Banks to be conducted pursuant to Regulation SX Section 210.3-05 and agrees to accommodate Buyer and Buyer's agents in the provision of information, books and records for the conduct of the required audit.

     3.3 REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement and applicable law, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other party may reasonably request in order to cause any of the conditions to such other party's obligation to consummate such transactions specified in Article IV of this Agreement to be fully satisfied. Without limiting the foregoing, the parties shall (and shall cause their respective officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to each other in (i) promptly obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other Person as soon as reasonably practicable; (ii) providing all such information about such party, its subsidiaries and its officers, directors, partners and affiliates and making all applications and filings as may be necessary or reasonably required in connection with any of the foregoing; and
(iii) in general, consummating and making effective the transactions contemplated hereby; PROVIDED, HOWEVER, Buyer shall be solely responsible for the preparation and filing of applications seeking regulatory approval for the transaction contemplated by this Agreement, and Seller shall be solely responsible for obtaining OCC approval of the Dividends.

     3.4 NOTICE OF CERTAIN MATTERS. Each of Buyer and Seller will give prompt notice to the other of the occurrence or failure to occur of any fact, event or circumstance that would or is reasonably likely to result in (i) a Material Adverse Effect, (ii) any of the representations or warranties of such party contained herein being untrue or inaccurate when made (subject to Section 2.4),
(iii) a material breach of any of the covenants or agreements of such party contained herein, (iv) the failure of a condition to consummation set forth in Article IV, or (v) any Schedule or amended Schedule being or becoming inaccurate or incorrect.

     3.5 NO SOLICITATION. The Seller shall not, and shall not authorize or permit Banks or any of their respective Representatives to, directly or indirectly, (a) encourage or solicit (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiry or proposal from any Person (other than Buyer) concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or subsidiaries, or (b) entertain, agree to, endorse or participate in any discussions or negotiations or provide third parties with nonpublic information relating to any such inquiry or proposal. Seller agrees to notify Buyer promptly upon receipt of any such inquiry or proposal.

     3.6 USE OF BANK INFORMATION. From and after the date of this Agreement, Seller shall not use, or allow any affiliate of Seller or any officer, employee or agent of Seller or a Seller affiliate to use, in any manner, Banks' customer lists or customer information maintained in or generated or derived from Banks' books and records (the "Customer Information") in the solicitation of Banks' customers, including, without limitation, in the creation or maintenance of advertising lists, customer profiles or direct mailings. Nothing in this
Section 3.6 shall be construed to prohibit the use of Customer Information prior to the Effective Time by Seller, Seller affiliates or Banks for the purpose of retaining or soliciting by or for Banks the business and relationships between the respective Bank and its customers.

     3.7 PUBLICITY. Buyer and Seller shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity with respect thereto.

     3.8  BENEFIT PLANS.   Seller shall maintain all employee benefit plans,
policies, procedures, and programs, including the Plans, for the benefit of the Banks' employees until the Effective Time consistent and in accordance with Seller's past practices and all applicable contractual, statutory, and regulatory requirements. To the extent required, Seller shall continue to make all employer contributions under any employee benefit plan, including the Plans, so that at the Effective Time there will be no monetary deficiency, underfunding, penalty, or other assessment against Seller, Buyer, Banks and/or such employee benefit plans.

     3.9  TAX MATTERS.

          (a) I.R.C. Section 338(h)(10) ELECTION. Seller agrees, if requested by Buyer, to join with Buyer in making an election under Section 338(h)(10) of the Internal Revenue Code (and, except as provided in Section 3.9(b) below, any corresponding elections under state, local or foreign tax laws) (collectively a "Section 338(h)(10) Election") with respect to the purchase and sale of the stock of the Banks under this Agreement.

               (i)  Seller will pay any Tax attributable to the making of the
               Section 338(h)(10) Election and will indemnify Buyer against any loss, cost or expense arising out or related to the failure to pay such Tax.

               (ii) Buyer shall be responsible for preparing all forms as may be necessary or appropriate to make a Section 338(h)(10) Election. Seller agrees to take, in a timely manner, all reasonable actions necessary or appropriate to effect a Section 338(h)(10) Election;

               (iii) For purposes of making a Section 338(h)(10) Election, Buyer shall allocate the purchase price to the assets of each of the Banks, which allocation shall be made by Buyer subject to the approval of Seller, which approval shall not be unreasonably withheld, in accordance with the requirements of applicable federal or state law. Seller and Buyer shall be bound by such allocation for purposes of any Section 338(h)(10) Election.

          (b)  CALIFORNIA STATE Section 338 ELECTIONS.

               (i) At the request of Seller, Buyer agrees to join with Seller in making elections for the sales of the Shares of each Bank to Buyer to be treated as sales of assets for California franchise tax purposes, under the provisions of California Revenue and Taxation Code Sections which correspond to Sections 338(g) and 338(h)(10) of the Code (collectively a "California State Section 338(h)(10) Election") with respect to the sale and purchase of the Shares.

               (ii) Seller shall be responsible for preparing all forms as may be necessary or appropriate to make the California State Section 338(h)(10) Elections. Buyer agrees to take, in a timely manner, all reasonable actions necessary or appropriate to effect such election.

               (iii) For purpose of making the California State Section 338(h)(10) Election, the purchase price shall be allocated in accordance with Section 3.9(a)(iii) above (regardless of whether a Section 338(h)(10) Election is made pursuant to Section 3.9(a)). Seller and Buyer shall be bound by such allocation for purposes of any California State Section 338(h)(10) Election.

               (iv) Seller and Buyer agree that the California State Section 338(h)(10) Elections shall apply only to the tax consequences of the transactions described in this Agreement for purposes of the laws of the State of California. Such election shall in no way govern the tax treatment of the transactions described in this Agreement for Federal or state (other than California) income tax purposes.

          (c)  FILING OF TAX RETURNS AND PAYMENT OF TAXES.

               (i) Buyer shall prepare and timely file, or cause to be prepared and timely filed, with the appropriate authorities all tax returns, reports, and forms required to be filed with respect to the Banks for any taxable period ending after the Effective Time (a "Post-Closing Tax Period"), and for all tax returns, reports and forms required to be filed subsequent to the Effective Time with respect to any taxable period of the Banks ending on or before the Effective Time other than for federal income taxes and state income, license or franchise taxes (a "State or Other Pre-Closing Tax Period"), and Buyer will pay, and indemnify Seller for, all Taxes, losses, costs or expenses related to or due with respect to such returns, reports, and forms described above.

               (ii) Seller shall prepare and timely file, or cause to be prepared and timely filed, with the Internal Revenue Service the consolidated federal income tax returns (which include the operations of the Banks), and with the appropriate state income tax authorities, the state income, license or franchise tax returns of the Banks with respect to any taxable period ending on or before the Effective Time (a "Pre-Closing Tax Period"), and Seller will pay, and indemnify Buyer for, all Taxes, losses, costs and expenses related to or due with respect to such returns unless otherwise provided for in this Agreement. Buyer shall permit, and shall cause its subsidiaries to permit, Seller reasonable access to any of the books and records of each Bank (or any successor thereto) which Seller may require in order to timely prepare the foregoing returns as well as reasonable access to and the services of each Bank's (or any successors thereto) employees for such purpose.

               (iii) Buyer will cause the Banks to close their permanent books and records (including work papers) as of the end of the day of the Effective Time according to Treasury Regulation Section 1.1502-76(b)(1)(ii)(A) or other applicable or reasonable rules so that the portion of each Bank's Taxes attributable to a Pre-Closing Tax Period, a State or Other Pre-Closing Tax Period, or a Post-Closing Tax Period may be determined.

               (iv) Seller, each Bank, and Buyer (and any of its subsidiaries) shall reasonably cooperate in preparing and filing all returns, reports, and forms relating to Taxes, and in resolving all disputes and audits with respect to all taxable period relating to Taxes. Seller, each Bank, and Buyer (and any of its subsidiaries) shall each maintain and preserve all information relating to Taxes of each Bank for so long as it may be needed by Seller, each Bank, or Buyer.

          (d)  REFUNDS OF TAXES.

               (i) Any refund of Taxes with respect to a Bank that is received with respect to any Pre-Closing Tax Period, any State or Other Pre-Closing Tax Period, or to the portion of any Post-Closing Tax Period ending at or before the Effective Time shall be for the account of Seller. If Buyer, either of the Banks, or any affiliate thereof receives any such refund after the Effective Time, the Buyer shall pay to Seller or cause the Bank or affiliate to pay to Seller, the amount of such refund received within 15 calendar days after the receipt thereof. Seller, Buyer, and Banks shall assist one another in preparing, filing, obtaining and defending any refund payable pursuant to this Section 3.9(d)(i).

               (ii) If Seller receives any refund of Taxes with respect to either Bank attributable to any Post-Closing Tax Period (or portion thereof) which begins after the Effective Time, then Seller shall pay to the Bank the amount of such refund received within 15 calendar days after the receipt thereof. Seller, Buyer, and Banks shall assist one another preparing, filing, obtaining and defending any refund payable pursuant to this
               Section 3.9(d)(ii).

          (e) CONTROL OF AUDITS. Each of Seller and the Buyer shall have the right, at its own expense, to control any audit or determination by any governmental entity, and to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any taxable period for which it may be obligated to indemnify the other party under this Agreement; provided, however, that no party shall have the right to agree to any assessment, deficiency, settlement, or other adjustment or proposed adjustment of Taxes that would adversely affect another party without such other party's written consent, which consent shall not be unreasonably withheld. With respect to any taxable period for which Seller and Buyer may both have liability for Taxes, Buyer shall be responsible for handling any audit or determination with respect to such tax liability; PROVIDED, HOWEVER, that Buyer shall not agree to any assessment, deficiency, settlement, or other adjustment or proposed adjustment of such Taxes without the consent of Seller, which consent shall not be unreasonably withheld.

          (f) RESOLUTION OF DISAGREEMENTS AMONG PARTIES ON TAX MATTERS. If Seller or the Buyer disagree as to any matter governed by this Section
          3.9 the parties shall promptly consult with each other in an effort to resolve such dispute. Any amounts not in dispute shall be paid promptly, and any amounts payable upon the resolution of a dispute shall be made to a bank account designated by the payee no later than 10 business days after such resolution. If any such disagreement cannot be resolved within 30 days after Seller or Buyer asserts in writing that such dispute cannot be resolved, Seller and the Buyer shall jointly select a national accounting firm with no material relationship to either party to act as an arbitrator to resolve the disagreement. The accounting firm's determination shall be final and binding upon the parties, and any fees and expenses relating to the engagement of the accounting firm shall be shared equally by Seller and the Buyer. Upon the resolution of such dispute by the accounting firm, any amounts payable by Seller or the Buyer, as the case may be, shall be made to a bank account designated by the payee no later than 10 business days after such resolution. Simple interest will be paid with respect to any such amounts at the federal funds rate from the date of the assertion in writing that the dispute cannot be resolved to the date of payment.

          (g) TAX SHARING AGREEMENTS. Any tax sharing agreements, arrangements, policies, or guidelines, formal or informal, express or implied, that may exist between Seller and a Bank (a "Tax Sharing Agreement") shall terminate, and, except as described in this Section 3.9, any obligations to make payments under any Tax Sharing Agreement shall be canceled as of the Effective Time.

          (h)  PREDECESSORS AND SUCCESSORS.   For purposes of this Section 3.9,
          all references to the Seller shall include any entity merged with and into the Seller and all references to a Bank shall include any successor of such entity and shall include all subsidiaries of such Bank or successor entity.

     3.10 RIGHT TO CURE.     Seller and Buyer shall have the right, but not the
obligation, to cure a breach of any covenant as contained in this Article III. Any such breach must be cured within 30 days from the date the curing party learns of the breach or is advised in writing by the other party that a breach has occurred. Breaches which cannot be cured within 30 days may nonetheless be cured after the expiration of the 30-day period; PROVIDED, HOWEVER, that reasonable efforts to cure the breach have been commenced within the 30-day period, and PROVIDED further, that the breach has been cured prior to December 2, 1996.


                                   ARTICLE IV

                                   CONDITIONS

     4.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE SALE. The respective obligation of each of Buyer and Seller to consummate the Sale is subject to the fulfillment or written waiver by Buyer and Seller prior to the Effective Time of each of the following conditions:

          (a) GOVERNMENTAL AND REGULATORY CONSENTS. The FRB Approval and the Wyoming Commissioner's approval shall have been obtained and shall be in full force and effect and all related waiting periods shall have expired; and all other material approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Entities required for the consummation of the Sale and for the prevention of any termination of any right, privilege, license or agreement of Banks or their subsidiaries shall have been obtained or made and shall be in full force and effect (unless such termination would not have a Material Adverse Effect) and all waiting periods required by law shall have expired; PROVIDED, HOWEVER, that none of the preceding shall be deemed obtained or made if it shall be conditioned or restricted in a manner that would result in a Material Adverse Effect which is unduly burdensome or onerous. Without limiting the foregoing, examples of burdensome or onerous conditions include limitations on the time, manner or amount of payment of dividends by Buyer or a Buyer subsidiary or requiring changes in the directorship of Buyer.

          (b) THIRD PARTY CONSENTS. All consents or approvals of all Persons (other than Governmental Entities) required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Sale shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not have a Material Adverse Effect.

          (c) LITIGATION. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (d) EXECUTION OF LICENSE AGREEMENT. The parties have executed the License Agreement more particularly described in Section 6.6.

          (e) OCC APPROVAL. Subject to the provisions of 1.2(c), the OCC shall have approved, to the extent necessary under governing law, the Dividends.

     4.2 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the Sale is also subject to the fulfillment or written waiver by Seller prior to the Effective Time of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in this Agreement shall be true and correct (subject to Section 2.4) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Seller shall have received a certificate, dated the date of the Effective Time, signed on behalf of Buyer by an Executive Officer of Buyer to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF BUYER. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, including but not limited to the tender and payment of the Purchase Price, and Seller shall have received a certificate, dated the date of the Effective Time, signed on behalf of Buyer by an Executive Officer of Buyer to such effect.

          (c) OPINION OF COUNSEL. Buyer shall have delivered to Seller an opinion of counsel, dated the date of the Effective Time, in form and substance reasonably satisfactory to the Seller, with respect to the matters addressed in Section 2.2(a), (b), (c) and (d).

     4.3 CONDITIONS TO OBLIGATION OF BUYER. The obligation of Buyer to consummate the sale is also subject to the fulfillment or written waiver by Buyer prior to the Effective Time of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in this Agreement shall be true and correct (subject to Section 2.4) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Buyer shall have received a certificate, dated the date of the Effective Time, signed on behalf of Seller by an Executive Officer of Seller to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF SELLER. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Buyer shall have received a certificate, dated the date of the Effective Time, signed on behalf of Seller by an Executive Officer of Seller to such effect.

          (c) OPINION OF COUNSEL. Seller shall have delivered to Buyer an opinion of outside counsel, dated the date of the Effective Time, in form and substance reasonably satisfactory to Buyer, with respect to the matter addressed in Sections 2.1(a), (b), (c), (d), (e), (f), (g) and (m).

          (d) RESIGNATION OF DIRECTORS. Banks' directors shall have resigned or been removed effective as of the Effective Time without further obligation or liability of Banks or Buyer.

          (e) TERMINATION OF INTERCOMPANY AGREEMENTS. Seller shall have caused the Banks to terminate the Intercompany Agreements without further liability or obligation of the Banks or Buyer. All sums due to or owed by the Banks pursuant to terminated Intercompany Agreements, other than the Tax Sharing Agreements referred to in Section 3.9(g), shall be settled prior to the Effective Time for the account and benefit of the Seller.

          (f) SERVICE CONTRACTS. Banks' rights or obligations under the Service Contracts shall have been terminated or, with the consent of Buyer and Seller, the Service Contracts shall have been assigned in whole or in part to Banks or Buyer.

                                    ARTICLE V

                        TERMINATION, AMENDMENT AND WAIVER

     5.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

          (a)  By the mutual written consent of Seller and Buyer;

          (b) By either Seller or Buyer, if (i) the Effective Time shall not have occurred on or prior to December 2, 1996, or (ii) any approval or authorization of any Governmental Entity, the lack of which would result in the failure to satisfy the closing condition set forth in
          Section 4.1(a), shall have been denied by such Governmental Entity or such Governmental Entity shall have requested the withdrawal of any application therefor or indicated an intention to deny, or impose a condition of a type referred to in the proviso to Section 4.1(a) with respect to such approval or authorization; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, either the failure of the Effective Time to occur on or prior to such date or such action by such Governmental Entity, as the case may be;

          (c) By Seller, if Buyer shall have breached any representation, warranty, covenant or agreement contained herein that would result in the failure to satisfy the closing condition set forth in Section 4.1(a) or 4.2(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to Buyer of such breach; or

          (d) By Buyer, if Seller shall have breached any representation, warranty, covenant or agreement contained herein that would result in the failure to satisfy the closing condition set forth in Section 4.3(a) or 4.3(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to Seller of such breach.

     5.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto.

     5.3 WAIVER. Subject to Section 9.10, at any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein.

                                   ARTICLE VI

                          FRANCHISE AGREEMENTS AND NAME

     6.1  CONTINUED USE OF FIRST INTERSTATE NAME, LOGO AND TRADEMARK.

          (a) Effective as of the Effective Time, Seller shall grant Buyer an exclusive and perpetual license to use the name "First Interstate Bank" and the logo and trademark in the States of Montana, Wyoming, North Dakota, South Dakota and Nebraska.

          (b) Effective as of the fifth anniversary of the Effective Time, Seller shall grant Buyer an exclusive and perpetual license to use the name "First Interstate Bank" and the logo and trademark in the State of Colorado.

          (c) Effective as of the sixth anniversary of the Effective Time, Seller shall grant Buyer an exclusive and perpetual license to use the name "First Interstate Bank" and the logo and trademark in the States of Idaho and Utah.

     6.2 MUTUAL RELEASE OF ALL CLAIMS. As of the date of this Agreement, Buyer and Seller, on behalf of themselves and their successors in interest, transferees, and assigns, shall release one another from any and all claims, causes of action or suit which each may have against the other and arising out of or related to the Franchise Agreement dated as of September 26, 1983, as amended from time to time (the "Franchise Agreement"). Except as provided in
Section 6.5, after the date of this Agreement, neither Buyer nor Seller shall have any continuing obligation or responsibility to the other on account of the Franchise Agreement, and the ongoing relationship between the parties shall be governed by the provisions of this Agreement and the License Agreement described in Section 6.3. This Section 6.2 shall survive termination of this Agreement.

     6.3 SEPARATE AGREEMENT. Concurrent with the execution of this Agreement, Seller and Buyer shall execute and deliver a licensing agreement in form and substance reasonably satisfactory to each party and incorporating the terms of this Article VI (the "License Agreement"). The License Agreement shall survive termination of this Agreement.

     6.4 NON-COMPETITION. Seller, on behalf of itself, its affiliates and subsidiaries, shall refrain from conducting a depository institution business through an office or offices located in the states of Montana or Wyoming for a period of six years following the Effective Time. Subject to Section 3.6, nothing contained in this Section 6.7 shall prohibit Seller from contacting or soliciting potential customers in Montana and Wyoming in conjunction with a nationwide or regional general solicitation which does not specifically target Buyer's customers in Montana and Wyoming. Seller may conduct a depository institution business through an office or offices in the States of Montana or Wyoming before the expiration of six years following the Effective Time if a presence in these states is the result of an acquisition of or merger with another bank, bank holding company, savings association, savings bank, savings association holding company, or other company or entity which has its principal place of business outside the States of Montana and Wyoming and which owns and operates banks, branches, loan or deposit production offices in these states.

     6.5  RESOLUTION OF CERTAIN RELATIONSHIPS.

          (a) The parties agree to resolve, extend or terminate, as the case may be, the following relationships arising out of or related to the Franchise Agreement in the following manner:

               (i) Teller services: Terminate the service at a time mutually agreed upon, but no later than August 1, 1996.

               (ii) Automated Teller Machine gateway: Seller will continue to provide ATM gateway services and ATM interchange on terms and conditions applicable as of the date of this Termination Agreement. Either Buyer or Seller may terminate the ATM gateway and ATM interchange upon 180 days' written notice to the other party. Seller may alter the terms and conditions of the service to reasonable new terms and conditions upon 60 days' written notice to Buyer.

               (iii) ACTION: either party may terminate the ACTION service upon 60 days written notice to the other party.

               (iv) Mortgage servicing: the Wyoming Bank currently provides mortgage servicing. At any time following termination of this Agreement, Seller will cause the Wyoming Bank to continue mortgage servicing obligations on the terms and conditions currently in effect. Either Seller or Buyer may terminate mortgage servicing upon 60 days written notice to the other party.

               (v) Merchant processing: Seller will continue to provide merchant processing on terms and conditions in effect as of the date of this Agreement. Either Seller or Buyer may terminate merchant processing upon 120 days' written notice to the other party. Seller may alter the terms and conditions of the service to reasonable new terms and conditions upon 60 days' written notice to Buyer.

               (vi) Purchase discounts: terminated as of the date of this Agreement.

               (vii) Technical support: terminated as of the date of this Agreement.

               (viii) Advertising:  terminated as of the date of this Agreement.

          (b) Franchise fees under the Franchise Agreement terminate effective as of the date of this Agreement.

          (c) The parties shall execute and deliver such instruments and agreements necessary or convenient to evidence the service provisions of this Section 6.5.

                                   ARTICLE VII

                         POST-EFFECTIVE TIME PROVISIONS

     7.1 INDEMNIFICATION. From and after the Effective Time, subject to the terms and conditions of this Agreement, Seller shall indemnify, defend and hold harmless Buyer and each of its subsidiaries (including Banks following the Effective Time) from and against any and all losses, claims, damages or liabilities (collectively "Losses") that any of them actually suffer, incur or sustain arising out of or attributable to (whether or not arising out of third-party claims):

          (a) Any breach of any representation or warranty made by Seller as expressed in Sections 2.1(n) and 2.1(q);

          (b) Any breach of any of Seller's covenants set forth in Section 3.1(b)(xiv) to the extent that such breach relates to Seller's warranties set forth in Sections 2.1(n) and 2.1(q); or

          (c) Fiduciary accounts or relationships transferred by Banks to Seller, or a subsidiary or affiliate of Seller, at or prior to the Effective Time.

     7.2  LIMIT ON INDEMNIFICATION.  Buyer's right of indemnification under this
Article VII is subject to the following conditions and limitations:

          (a) Notice for any claim of indemnification must be given before the third anniversary of the Effective Time;

          (b) Indemnification shall only be available to the extent the Losses of Buyer and its subsidiaries, collectively, exceed, in the aggregate for Banks, $500,000.00.

     7.3 NOTICE. Buyer shall promptly notify Seller of the discovery by it of, or the assertion against it or any of its subsidiaries of, any claim or potential liability for which indemnification is provided under this Agreement or the commencement of any action or proceeding in respect of which indemnity may be sought under this Agreement.

     7.4 SETTLEMENT. Seller shall have the right to settle or compromise any claim or liability subject to indemnification under this Agreement that is susceptible to being settled or compromised through the payment of money, provided that any such settlement shall require the consent of Buyer, which consent shall not be unreasonably withheld; and provided, further, that the consent of Buyer shall not be required if (i) the terms of the settlement require only the payment of damages, and (ii) the indemnified party is not otherwise materially and adversely affected by the terms of the settlement.

     7.5 CONTROL DISBURSEMENT ACCOUNTS. Schedule 7.5 identifies certain customer account relationships (the "Control Disbursement Accounts") currently maintained by or through the

Wyoming Bank. Buyer and Seller acknowledge and agree that Seller has caused or will cause the Control Disbursement Accounts to be transferred to a Seller affiliate on or after the date of this Agreement and prior to the first anniversary of the Effective Time. Buyer shall cause Banks to cooperate with Seller on and after the Effective Time in the management, operation and transfer of the Control Disbursement Accounts as Seller may reasonably request. Seller shall pay Buyer or the Wyoming Bank a reasonable service fee for Buyer's or Wyoming Bank's management and servicing of the Control Disbursement Accounts. Seller shall not be obligated to pay Buyer or Wyoming Bank any further consideration in connection with the transfer of the Control Disbursement Accounts.

     7.6 DATA PROCESSING SERVICES. Seller shall make available to Buyer and Banks data processing services for the business of the Banks for a period not to exceed three calendar months following the Effective Time. Buyer or Banks shall pay Seller for such data processing services on terms and at pricing consistent with industry practices and comparable arm's-length data processing services contracts.

     7.7 TRANSFER OF BANK BOOKS, RECORDS AND INFORMATION. At or within a reasonable time following the Effective Time, Seller shall transfer and deliver to Buyer at the Banks' respective premises all Bank books, records and information, however maintained or stored, which then is or later comes within Seller's possession or control.


                                  ARTICLE VIII

                              TRANSFERRED EMPLOYEES

     8.1  TRANSFERRED EMPLOYEES.

          (a) As soon as reasonably practicable and in any event within fourteen (14) days of the date hereof, Seller shall deliver to Buyer a true and complete list of all Employees by name, date of hire and position, as of the date hereof, together with their most recent performance evaluations, current salaries and other compensation arrangements; provided that Seller shall not release a performance evaluation without having first obtained the written consent of the respective Employee. Seller shall promptly notify Buyer of the hiring and identity of additional employees by Banks. Buyer shall communicate to Seller those Employees whom Buyer wishes Banks to retain at least 30 business days prior to the Effective Time. Those Employees of Banks who remain employed by Banks as of the Effective Time shall be referred to as "Transferred Employees." Subject to the provisions of this Article VIII, Transferred Employees will be subject to the employment terms, conditions and rules applicable to other employees of Buyer. Nothing contained in this Agreement shall be construed as an employment contract between Buyer and any Transferred Employees.

          (b) To the extent permitted under Buyer's 401(k) plan, Seller and Buyer shall cooperate in arranging for the transfer to Buyer's 401(k) plan, as soon as practicable after the Effective Time and in a manner that satisfies Sections 414(l) and 414(d)(6) of the Internal Revenue Code, of those accounts held under Seller's 401(k) plan on behalf of Transferred Employees.

          (c) Seller shall have the right to continue to employ after the Effective Time any employee who is not a Transferred Employee, or to release any such employee in its sole discretion.

          (d) Each Transferred Employee shall be provided continued employment by Buyer, Banks or a subsidiary or affiliate of either subject to the following terms and conditions:

               (i) Except as specifically provided herein, Transferred Employees shall be provided employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Buyer. Buyer shall provide such Transferred Employee with credit for the Transferred Employee's period of service with Seller or Banks (including service credited from First Interstate Bancorp towards the calculation of eligibility for such purposes as vacation, severance and other benefits and participation and vesting in Buyer's qualified pension or profit sharing plan, as such plans may exist, but, except as set forth in (iv) below and for vacation, not for purpose of benefit accruals, including, without limitation, funding of accrued pension or profit sharing plans for such Transferred Employee with respect to any period prior to the Effective Time).

               (ii) Each Transferred Employee shall be eligible to participate in the medical, dental or other welfare plans of Buyer, as such plans may exist, effective as of the Effective Time and any pre-existing conditions provisions of such plans shall be waived with respect to such Transferred Employee, provided that if Buyer's relevant health or disability insurance policy or plan has a pre-existing condition limitation and an Employee's condition is being excluded (as a pre-existing condition) under Seller's plan as of the Effective Time, Buyer may treat such condition as a pre-existing condition for the period such condition would have been treated as a pre-existing condition under Seller's plan under which such employee would have been covered.

               (iii) With respect to any Transferred Employee on a short-term disability or temporary leave of absence, upon conclusion of his or her short-term disability or temporary leave of absence, subject to the terms and conditions of the Buyer's plans and policies and applicable law, each Transferred Employee on such leave shall receive the salary and vacation benefit in effect when he or she went on leave, shall otherwise be treated as a Transferred Employee and, to the extent practicable, may be offered by Buyer the same or a substantially equivalent position to his or her position with Seller prior to leave.

               (iv) Until April 1, 1998, each Transferred Employee shall be eligible for benefits under the severance plans referred to in
               Schedule 2.1(q). Buyer shall be responsible for all payments and benefits due to Transferred Employees under the severance plans referred to in Schedule 2.1(q) with the exception of payments and benefits arising out of claims that Buyer's benefit plans, programs, policies, and practices do not provide participants in the severance plans with compensation and benefits at least substantially similar in the aggregate to those provided under the plans in effect with respect to the Transferred Employees on April 1, 1996. Seller shall have the right, but not the obligation, to compensate the Buyer for the cost of obtaining comparable benefits so as to avoid the occurrence of a "triggering event" under applicable severance plans. Buyer agrees to cooperate with any action taken by Seller to identify and implement any supplements to the compensation and benefits with respect to the Transferred Employees. After April 1, 1998, each Transferred Employee who is continuously employed by Buyer as of the Effective Time, shall be eligible for benefits under any severance or similar plans maintained by Buyer with credit for the period of years of credited service with Seller towards the calculation of benefits.

          (e) Except as provided herein, Seller shall pay, discharge and be responsible for (i) all salary and wages arising out of or relating to the employment of the Employees before the Effective Time, and (ii) any employee benefits (including, but not limited to, accrued vacation) arising under Seller's employee benefit plans and employee programs prior to the Effective Time (but not including any future retiree medical benefits), including benefits with respect to claims incurred prior to the Effective Time but reported after the Effective Time, consistent and in accordance with Seller's past practices and all applicable contractual, statutory, and regulatory requirements. From and after the Effective Time, Buyer shall pay, discharge and be responsible for all salary, wages and benefits arising out of or relating to the employment of the Transferred Employees by Buyer on and after the Effective Time, including all claims for welfare benefit plans incurred on or after the Effective Time. Seller shall promptly inform Buyer of any Employee who resigns prior to the Effective Time. Claims are incurred as of the date of injury or illness notwithstanding when the services are provided or disability benefits paid.

          (f) Buyer agrees to cooperate with any action taken by Seller to identify and implement (at an agreed-upon cost to Buyer) supplements to the compensation and benefits of the Transferred Employees to reduce where possible Seller's obligations under the assumed severance obligations referred to in Schedule 2.1(q) to provide Transferred Employees with compensation and benefits at least substantially similar in the aggregate (in terms of benefit levels and/or reward opportunities) to those provided for under employee benefit plans, programs, policies and practices of Seller on April 1, 1996 (the effective date of its merger with First Interstate Bancorp).


                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Article II hereof shall be deemed to have been relied upon by the party to whom they are made and shall not survive the Closing.

     9.2 INTERPRETATION OF CERTAIN TERMS. Unless otherwise specifically provided in this Agreement or clearly required by the context, the following defined terms shall be interpreted as follows:

          (a) "Banks" shall be interpreted to mean the Banks collectively and each individually, together with their respective subsidiaries.

          (b) "Seller" shall be interpreted to mean the Seller, together with its affiliates and subsidiaries, excluding, however the Banks.

          (c) "Buyer" shall be interpreted to mean the Buyer together with its affiliates and subsidiaries.

          (d)  "Executive Officer" shall be interpreted to include:

               (i) For Seller, chief executive officer, president and chief financial officer;

               (ii) For Banks, chief executive officer, president and executive vice presidents; and

               (iii) For Buyer, chief executive officer, president and chief financial officer.

     9.3 EXPENSES. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

     9.4 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally or by telefacsimile upon confirmation of receipt, (ii) on the first business day following the date of mailing if delivered by registered next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, instructions or other documents to be given hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice, request, instruction or document:

          (a)  If to Seller:

               WELLS FARGO & COMPANY
               420 Montgomery Street
               San Francisco, California  94163
               Facsimile:  415-975-7151
               Attention:     Guy Rounsaville, Jr.
               with a copy to:

               Mr. Stephen J. Smith
               Schwabe, Williamson and Wyatt, P.C.
               431 First Avenue West
               Kalispell, Montana  59901
               Facsimile:  406-752-5108

                      or

               1121 Southwest Fifth Avenue
               Suite 1600-1800
               Portland, Oregon  97204
               Facsimile:  503-796-2900

          (b)  If to Buyer:

               FIRST INTERSTATE BANCSYSTEM OF MONTANA, INC.
               401 N. 31st Street
               Billings, Montana  59101-1200
               Facsimile:  406-255-5069
               Attention:     Thomas W. Scott
                              Terrill R. Moore

     9.5 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.6 SEVERABILITY. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     9.7 ENTIRE AGREEMENT; INTERPRETATION. This Agreement, including the Schedules, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral. It is the intention of the parties that this Agreement shall not be construed more strictly with regard to one party than with regard to any other party.

     9.8 ASSIGNMENT. Without the written consent of the other parties hereto, this Agreement shall not be assigned by operation of law or otherwise (any attempted assignment in contravention hereof being null and void).

     9.9 NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.10 AMENDMENT; WAIVER. This Agreement may not be amended or modified except by written agreement executed and delivered by duly authorized officers of the parties. Waiver of any term or condition of this Agreement (including any extension of time required for performance) shall only be effective if in writing, executed and delivered by a duly authorized officer of the waiving party, and shall not be construed as a waiver of any subsequent breach of the same term or condition or as a waiver of any other term or condition of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

     9.11 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to agreements made and to be performed wholly within such State.

     9.12 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     9.13 TIME.  Time is of the essence.

     IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be duly executed as of the date first written above by their respective officers thereunto duly authorized.


                         FIRST INTERSTATE BANCSYSTEM OF
                         MONTANA, INC.


                         By:
                             ---------------------------------------------------
                              Thomas W. Scott
                              Chairman, President & Chief Executive Officer


                         WELLS FARGO & COMPANY


                         By:
                             ---------------------------------------------------
                              Guy Rounsaville, Jr.
                              Executive Vice President, Chief Counsel
                              and Secretary

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